Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3, Nos. 333-180098 and 333-154157, and Form S-8, Nos. 333-43080, 333-76849, 333-73666, 333-118320, 333-171260, and 333-194557 of our report dated March 18, 2013 (except for Notes 1 and 4, as to which the date is March 6, 2015), with respect to the consolidated financial statements of GSI Group Inc. for the year ended December 31, 2012, included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 6, 2015